EXHIBIT B
          ---------


                               STATE OF MISSOURI
                           PUBLIC SERVICE COMMISSION


               At a session of the Public Service Commission held at its office in Jefferson City on the 28th day of March, 1997.


          In the Matter of the Application of MCN      )
          Corporation d/b/a MCN Energy Group Inc.,     )
          a Michigan corporation for certification     )  Case No. GO-97-352
          pursuant to Section 33(a)(2) of the Public   )
          Utility Holding Company Act of 1935          )


                          ORDER APPROVING APPLICATION
                      APPROVING STIPULATION AND AGREEMENT
                       AND DIRECTING EXECUTIVE SECRETARY
                         TO ISSUE CERTIFICATION LETTER
                      -----------------------------------

               On February 28, 1997, MCN Corporation d/b/a MCN Energy Group Inc. ("MCN") filed an Application for certification pursuant to Section 33(a)(2) of the Public Utility Holding Company Act of 1935 ("PUHCA"), 15 U.S.C.
          SECTION 79z-5b.

               MCN is a diversified energy holding company with natural gas markets and investments throughout North America. These operations encompass both utility and non-utility activities. The utility subsidiaries of MCN are Michigan Consolidated Gas Company ("MichCon"), a natural gas distribution and intrastate transmission company serving 1.2 million customers in more than 500 communities throughout Michigan; Citizens Gas Fuel Company, a natural gas utility serving the City of Adrian, Michigan, and surrounding communities; and Southern Missouri Gas Company, L.P. ("SMGC"), of which MCN owns 47.5%, a natural gas utility serving 15 communities in southern Missouri. MCN Investment Corporation ("MCNIC") is a sub-holding company of MCN that owns subsidiaries engaged in oil and natural gas exploration and production, natural gas gathering and processing, gas marketing, gas storage, and power generation.

               MCN states that MCNIC has reached a preliminary agreement with Torrent Exports Limited ("TEL"), a corporation formed under the laws of India, to jointly own Torrent Power Limited Holding Company ("TPL"), a corporation formed under the laws of India. TPL will initially own interests in: (1) a 655 MW natural gas/naptha fired electric generation project current under construction near the city of Bharuch, India ("Bharuch Project"); (2) the Surat Electric Company ("SECL"), an electric distribution company; and (3) Ahmedabed Electric Company ("AECL"), an electric distribution company. MCNIC will make an initial equity investment of approximately $60 million in TPL. MCN represents that the US $60 million investment accounts for less than 2% of MCN's total assets.

               MCN states that TPL will operate totally separate from MCN or any of its American-based subsidiaries. MCN further asserts that the proposed transaction will have no detrimental impact on MCN's financial viability, the capital structure or cost of capital, will have no impact on the tax revenues of Missouri political subdivisions in which any structure, facility or equipment of MCN or its subsidiaries are located, and that the proposed transaction is not detrimental to the public interest.

               MCN states that it will not seek to recover from its Missouri customers the direct or indirect costs of the investment in TPL. In addition, MCN commits to providing access to books and records reasonably necessary for the Commission to exercise its jurisdiction. MCN acknowledges that the requested certification does not constitute approval of the proposed investment or a finding that the investment is reasonable.

               MCN represents that it is exempt from regulation under PUHCA. MCN further represents that TPL is a foreign utility as defined by PUHCA and will be exempt from regulation under PUHCA if every state commission having jurisdiction over the electric or gas rates of an affiliated utility company, certifies that the state commission has the authority and resources to protect the utility's ratepayers and it intends to exercise that authority. MCN therefore requests that the Commission grant that certification with respect to SMGC.

               On March 27, 1997, the Staff of the Missouri Public Service Commission (Staff) filed a memorandum to the official case file and a Stipulation And Agreement. In order to ensure that Staff has information necessary to protect SMGC's ratepayers, MCN has agreed to five conditions in consideration for the Staff memorandum recommending that the Commission issue a certification letter. The Stipulation And Agreement is attached to this order and designated Attachment B.

               After review of the Application, the Stipulation And Agreement and the Staff's memorandum, the Commission finds that approval of the Application and Stipulation
          And Agreement is appropriate. The Commission concludes that it should grant the requested certification while reserving the right to prospectively revoke it, as permitted by Section 715 of the 1992 Energy Policy Act, and on the condition that SMGC not seek to recover from its ratepayers any direct or indirect costs of the investment in foreign utilities. Furthermore, the granting of the certificate is not approval or endorsement of the transaction.

               Finally, the Commission finds that the certification letter attached hereto as Attachment A fulfills the requirements of the PUHCA and should be sent to the Security and Exchange Commission. On March 26, 1997, MCN's counsel filed a letter with this Commission requesting that the customary ten-day period between the issuance and effective dates of this order be shortened and that the order become effective on March 28, 1997. MCN has expressed a need to have this order effective on March 28, and the Commission will accommodate MCN's need in this regard.

               IT IS THEREFORE ORDERED:

                    1. That the application filed by MCN Corporation d/b/a MCN Energy Group, Inc. on February 28, 1997 is approved.

                    2. That the Stipulation And Agreement filed by MCN Corporation d/b/a MCN Energy Group, Inc. and the Staff of the Missouri Public Service Commission on March 27, 1997 is hereby approved.

                    3. That nothing in this Order shall be considered a finding by the Commission of the value of this transaction for ratemaking purposes and, the Commission reserves the right to consider the ratemaking treatment to be afforded these financing transactions and their results in cost of capital in any later proceeding.

                    4. That this order shall not be deemed to be precedent for any future financing even if the facts may be similar.

                    5. That any adverse financial effects of this acquisition shall be born by company stockholders and not by Missouri ratepayers.

                    6.   That the Executive Secretary of the
          Commission shall send the letter attached hereto as Attachment A, including the recommendation of the Staff of the Commission in this case and a copy of this order as attachments to the letter, to the Securities and Exchange Commission.

                    7. That this Order shall become effective on the date hereof.


                                   BY THE COMMISSION

                                   /s/ Cecil I. Wright
                                   ____________________________________
                                   Cecil I. Wright, Executive Secretary


          ( S E A L )

          McClure, Crumpton and
          Drainer, CC., concur.
          Zobrist, Chm., absent.

          ALJ:  Luckenbill


          STATE OF MISSOURI
          OFFICE OF THE PUBLIC SERVICE COMMISSION

               I have compared the preceding copy with the original on file in this office and I do hereby certify the same to be a true copy therefrom and the whole thereof.

               WITNESS my hand and seal of the Public Service Commission, at Jefferson City, Missouri, this 28th day of March, 1997.


                                   /s/ Cecil I. Wright
                                   ____________________________________
                                   Cecil I. Wright
                                   Executive Secretary